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                                                                    EXHIBIT 23.9

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Chancellor Media Corporation of our report dated February 14, 1996 relating to the consolidated financial statements of Trefoil Communications, Inc., which appears on page 41 of the 1996 Annual Report on Form 10-K of Chancellor Broadcasting Company. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-10 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP

Los Angeles, California
September 29, 1997